Exhibit 99.1

Contacts:

Media Relations	Investor Relations
Bobbie Collins	Ellen Taylor
212-810-8155	212-810-3815
Bobbie.Collins@blackrock.com	Ellen.Taylor@blackrock.com

BlackRock to Repurchase Shares Held by Bank of America

Companies Remain Committed to Working in Partnership on Behalf of Shared Clients

New York, May 19, 2011 - BlackRock, Inc. (the “Company”) (NYSE:BLK) today announced that it has agreed to repurchase Bank of America Corporation’s (“Bank of America”) remaining ownership interest in BlackRock totaling 13,562,878 of its Series B Convertible Preferred Shares for approximately $2.545 billion, or $187.65 per share. The shares will be retired following the close of the transaction which will be immediately accretive to earnings per share. In connection with the transaction, Bank of America Merrill Lynch and BlackRock have worked together to strengthen their enterprise-wide collaboration and enhance their ongoing strategic partnership.

“This stock repurchase and our recent dividend increase evidence our continued commitment to enhancing shareholder value through effective use of our significant free cash flow, while maintaining our strong liquidity and capital position,” remarked Laurence D. Fink, Chairman and CEO of BlackRock. “We are pleased to have worked with Bank of America Merrill Lynch to transition their ownership stake over the past six months, working in close partnership to realize value for all of our shareholders. At the same time, we have reaffirmed our mutual commitment to our strategic relationship and the work we do together to develop and deliver world-class products and services to our shared clients. Tom Montag, President of Bank of America’s Global Banking and Markets Group, will continue to serve on our Board, underscoring the importance of, and commitment to, our partnership. We look forward to a long and mutually beneficial relationship with Bank of America Merrill Lynch.”

“There is a long history of collaboration between Bank of America Merrill Lynch and BlackRock that focuses on providing exceptional investment solutions for our respective clients,” stated Brian Moynihan, President and Chief Executive Officer of Bank of America Corporation. “Our decision to monetize our stake in BlackRock will have no effect on our commitment to continuing this very successful partnership.”

BlackRock intends to fund the purchase of the shares through available cash and a total of $2.0 billion of commercial paper, medium-term and long-term debt. The purchase price represents a 3.6% discount to the average closing price for the immediately preceding 15 day trading period.

This share repurchase transaction, which is expected to close on or about June 1, 2011, is outside the Company’s existing 5.1 million common share repurchase authorization. Immediately following the close of the transaction, the Company’s effective pro forma fully diluted shares outstanding will total approximately 183.5 million shares.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At March 31, 2011, BlackRock’s AUM was $3.648 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of March 31, 2011, the firm has approximately 9,300 employees in 26 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company's website at www.blackrock.com.

Forward-looking Statements

This release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this release the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property and information security protection; (10) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays Bank PLC, Bank of America Corporation, Merrill Lynch & Co., Inc. or The PNC Financial Services Group, Inc.; (11) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s economic investments; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s success in maintaining the distribution of its products; (16) the impact of BlackRock electing to provide support to its products from time to time; (17) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (18) the ability of BlackRock to complete the integration of the operations of Barclays Global Investors.

BlackRock’s Annual Report on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.